Exhibit 10.110

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of the 22nd day of February, 2007 by and between GLIMCHER REALTY TRUST, a Maryland real estate investment trust (“Company”), and PHILIP G. BARACH, an individual resident of Florida (“Consultant”).

RECITALS

1. Consultant has served as a Trustee of the Company for many years.

2. Consultant is not being nominated for re-election to the Board of Trustees of the Company at the 2007 annual meeting of shareholders.

3. Company desires to retain the services of Consultant to perform certain consulting services upon commencement of the Term, as hereinafter defined.

4. The parties desire to set forth herein the terms and conditions of their agreements and understandings.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties as hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
Consulting Services

1.1 Agreement to Provide Consulting Services. Consultant shall report to the Chief Executive Officer of the Company and will provide such advice and counsel to the Chief Executive Officer of the Company as the Chief Executive Officer designates in writing (the “Services”). Consultant shall not take any action on behalf of or with respect to the Company or communicate with any trustee, officer or employee of the Company concerning the business and affairs of the Company, except as may be designated in writing by the Chief Executive Officer of the Company.

1.2 Consulting Fee and Expenses.

(a) Consulting Fee. The Company shall pay Consultant, for Consultant’s Services, a consulting fee of $120,000, of which (i) $60,000 shall be due and payable upon the first business day of the month following commencement of the Term; and (ii) the balance of which shall be payable in twelve (12) equal monthly installments of $5,000 each, commencing upon the first business day of the month following commencement of the Term. The compensation to be paid hereunder is fixed and determined and not dependant upon the extent to which Company utilizes the services made available to it by Consultant. The Company may withhold any applicable federal, state and local taxes.

(b) Travel Expenses. The Company shall reimburse Consultant for all reasonable travel expenses incurred by him in rendering Services hereunder provided that Company may require reasonable documentation of such expenses prior to reimbursement.

(c) Prior Secretarial Expenses. Promptly after execution of this Agreement, the Company shall pay Consultant the sum of $14,000 in reimbursement for secretarial expenses incurred by Consultant during his tenure as a member of the Board of Trustees of the Company.

ARTICLE II
General Provisions

2.1 Term. This Agreement shall take effect on the date immediately following the earlier of (i) resignation by Consultant from the Board of Trustees of the Company; or (ii) expiration of Consultant’s current term as a member of the Board of Trustees of the Company and shall remain in full force and effect for a period of one (1) year thereafter (the “Term”) unless terminated pursuant to the provisions of this Agreement.

2.2 Rights of Termination. This Agreement may be terminated as follows:

(a) By either party, upon prior written notice, if a material breach of or default under this Agreement shall occur; or

(b) By Company immediately upon Consultant’s death or incompetence, as determined by a court of competent jurisdiction, or for Cause, regardless whether the Term of this Agreement has commenced. For the purposes of this Agreement, “Cause” will mean (i) commission of an act of dishonesty directly involving the Company, including, but not limited to, misappropriation of funds or property of the Company; (ii) continued refusal to perform his assigned duties and responsibilities after written notice by the Company to Consultant giving 10 days to resume performance of such duties; (iii) the wrongful disclosure or use of the Company’s trade secrets or other confidential information or the breach of any obligation of confidentiality under this Agreement; (iv) failure to comply with the policies and procedures of the Company, its Board of Trustees and or any committee of the Board of Trustees; or (v) any malicious and intentional action by Consultant that is detrimental to Company.

Either party may exercise its right to terminate at any time while the event giving rise to such right to terminate continues, without prejudice to any other right or remedy the terminating party may have as a result of such event.

2.3 Rights and Obligations Upon Termination.

(a) If Consultant’s services are terminated pursuant to paragraph 2.2(a) or paragraph 2.2(b) or Consultant voluntarily terminates his services, Consultant shall not be entitled to the payment of any compensation accruing hereunder after the effective date of termination.

(b) If Company terminates this Agreement without Cause, Company shall pay Consultant the compensation contemplated hereunder to the end of the Term of this Agreement.

(c) Upon termination of this Agreement and payment of all monies due Consultant as of the termination date, the Company shall thereafter have no further obligations to Consultant whatsoever.

2.4 Confidentiality. In consideration of the covenants of the Company hereunder, Consultant hereby acknowledges his obligation to hold in strictest confidence for the Company all trade secrets and other confidential information relating to the Company’s business and affairs which come or have come to his knowledge during the period of his engagement as a member of the Board of Trustees of the Company or during his employment by the Company under this Agreement. Consultant shall not communicate with any person, other than the Chief Executive Officer of the Company, with respect to any matter regarding the Company or the scope of his duties under this Agreement. If Consultant is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any such information, to the extent permitted by applicable law, rule, regulation or legal process, Consultant will notify the Company promptly so that the Company may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement. If no such protective order or other remedy is obtained, or the Company does not waive compliance with the terms of this letter agreement, Consultant will furnish only that portion of the information that counsel advises Consultant is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information.

2.5 Miscellaneous Provisions. This Agreement shall be governed by and construed under the laws of the State of Ohio. This Agreement constitutes the entire agreement of the parties with respect to the matters set forth herein. This Agreement, or any part hereof, may not be amended, modified, waived or changed except in writing signed by both parties hereto. This Agreement, or any obligation or right hereunder, shall not be assignable or delegable by either party without the express written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of Consultant and Company and their respective permitted successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONSULTANT /s/ Philip G. Barach PHILIP G. BARACH	GLIMCHER REALTY TRUST By: /s/ Michael P. Glimcher MICHAEL P. GLIMCHER President and Chief Executive Officer

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